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                        THREE LANDMARK SQUARE, SUITE 400
                          STAMFORD, CONNECTICUT 06901

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                AMENDED NOTICE OF SPECIAL SHAREHOLDERS' MEETING
                  TO BE HELD AT 10:00 A.M. ON FEBRUARY 2, 2001

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To the Shareholders of @plan.inc:

    This Amended Notice is Hereby Given in respect of the special meeting of shareholders of @plan.inc to be held at The Westin Stamford Hotel, 1 First Stamford Place, Stamford, Connecticut 06902, at 10:00 a.m., local time on February 2, 2001 for the following purposes:

        1. The Merger. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger and Reorganization (as amended) among DoubleClick Inc., Atlas Merger Sub, Inc., Atlas Acquisition Corp. and @plan;

        2. Authority to Adjourn. To grant the @plan board of directors discretionary authority to adjourn the special shareholders' meeting to solicit additional votes for approval of the Amended and Restated Agreement and Plan of Merger and Reorganization (as amended); and

        3. Other Business. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

    Only shareholders of record at the close of business on December 19, 2000 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. Holders of shares of @plan's common stock held of record at the close of business on the record date are entitled to one vote per share on each matter considered and voted on at the special shareholders' meeting. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the special shareholders' meeting is required to approve the amended and restated merger agreement (as amended). A list of shareholders as of the record date will be open for examination during the special shareholders' meeting and at @plan's offices, Three Landmark Square, Suite 400, Stamford, Connecticut 06901, beginning two business days after notice of the special shareholders' meeting was first given.

    THE BOARD OF DIRECTORS OF @Plan RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTATED MERGER AGREEMENT (AS AMENDED).

    Your vote is important regardless of the number of shares you own. To ensure that your shares are represented at the special shareholders' meeting, we urge you to complete, date and sign your proxy and mail it promptly, whether or not you plan to attend the special shareholders' meeting in person. You may revoke your proxy in the manner set forth in the proxy statement/prospectus relating to the merger, dated December 22, 2000 at any time before it has been voted at the special shareholders' meeting. You may vote in person at the special shareholders' meeting even if you have returned a proxy.

                                          By Order of The Board of Directors,


                                          /s/ Mark K. Wright

                                          MARK K. WRIGHT
                                          Chairman

Stamford, Connecticut
January 22, 2001